Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

ICOP DIGITAL, INC, a Colorado corporation and
Debtor-in-Possession in a Chapter 11 Case pending in the United States Bankruptcy Court for the District of Kansas, Case No.  11-20140-11-rdb
(as Seller)

and

NEW ICOP, LLC, A TEXAS LIMITED LIABILITY COMPANY
(as Purchaser)

Effective March 11, 2011

ASSET PURCHASE AGREEMENT
TABLE OF CONTENTS

                                                                                                                                                               Page
Preamble..................................................................................................................................................1

Recitals....................................................................................................................................................1

Article 1 - CONSTRUCTION AND DEFINITIONS

Article 2 - PURCHASE AND SALE

Article 3 - PURCHASE PRICE, PAYMENT AND ALLOCATION

Article 4 - CLOSING

Article 5 - REPRESENTATIONS AND WARRANTIES OF SELLER

5.1           Organization of Seller........................................................................................................20
5.2           Subsidiaries........................................................................................................................20
5.3           Authorization; Enforceability..........................................................................................20
5.4           Assets Insured..................................................................................................................20
5.5           Title to and Condition of Assets....................................................................................20

1

Article 6 - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Article 7 - COVENANTS

Article 8 - TERMINATION

8.1           Termination.....................................................................................................................31
8.2           Effect of Termination.....................................................................................................32

Article 9 - MISCELLANEOUS

9.1           Assignment....................................................................................................................32

2

EXHIBITS

Exhibit A                               Letter of Intent (LOI)
Exhibit B                                Seller’s Financial Statement dated December 31, 2010
Exhibit C                                Non-Compete Agreement
Exhibit D                                Bill of Sale

SCHEDULES

Schedule 2.1(a)(1)                Scheduled Tangible Personal Property
Schedule 2.1(a)(2)                Assumed Personal Property Leases
Schedule 2.1(a)(3)                Vehicles
Schedule 2.1(b)                     Inventory
Schedule 2.1(d)(1)                Patents
Schedule 2.1(d)(2)                Patent Licenses
Schedule 2.1(d)(3)                Trademarks
Schedule 2.1(d)(4)                Copyrights
Schedule 2.1(d)(6)                Software
Schedule 2.1(d(8)                  Internet Websites / Domain Names
Schedule 2.1(d)(9)                Other Licenses
Schedule 2.1(m)                    Assigned Permits
Schedule 2.1(n)                     Scheduled Contracts
Schedule 2.2(d)(1)                Excluded Claims
Schedule 2.2(d)(2)                Prepaid Items
Schedule 2.2(f)                      Excluded Real Property and Real Property Leases
Schedule 2.2(j)                      Excluded Contracts
Schedule 3.3                          Allocation of Purchase Price
Schedule 5.7(a)                     Cure Amounts for Assumed Contracts
Schedule 5.7(b)                     Defaults Under Assumed Contracts
Schedule 5.8                          Permits
Schedule 5.11                        Litigation
Schedule 5.16(ii)                   Rejected Contracts
Schedule 5.19                        Location of Assets
Schedule 7.10                        Designated Computers

3

ASSET PURCHASE AGREEMENT

           This ASSET PURCHASE AGREEMENT (“the Agreement”) dated as of March 11,  2011 (“the Effective Date”) is entered into by and between ICOP Digital, Inc., a Colorado corporation, and Debtor-in-Possession in a Chapter 11 Case pending in the United States Bankruptcy Court for the District of Kansas, Case No.  11-20140-11-rdb, with its principal office at 16801 West 116th Street, Lenexa, Kansas 66219 (“Seller”) and  New ICOP, LLC, a Texas limited liability company, with its principal office at 6100 West Sam Houston Parkway North, Houston, Texas 77041 (“Purchaser”).  Purchaser and Seller may be referred to each individually as a “Party,” and collectively as “the Parties.”

RECITALS

    A.           Seller is the owner of certain Assets used in the operation of its distribution, sales, and service business, primarily products and related services for mobile video systems for law enforcement, the military and homeland security, including without limitation customer lists, intellectual property and goodwill (collectively referred to herein as “the Business”);

    B.           On January 21, 2011, Seller filed its voluntary petition for relief under Chapter 11, Title 11 of the United States Code (“the Bankruptcy Code”) in the United States Bankruptcy Court for the District of Kansas;

    C.           Seller is currently a debtor and debtor-in-possession in its Bankruptcy Case, as defined below;

    D.           Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Assets (as defined below), at the price and upon the terms and subject to the conditions set forth in this Agreement;

    E.           The transactions contemplated by the Letter of Intent (as defined herein) and this Agreement (“the Transactions”) will be consummated pursuant to an Interim Order and a Sale Order (as defined below) to be entered in the Bankruptcy Case under Section 363 and other applicable provisions of the Bankruptcy Code (as defined below), and the Transactions and this Agreement are subject to the approval of the Bankruptcy Court; and

    F.           The Parties previously entered into a Letter of Intent (“LOI”) dated January 18, 2011, evidencing the material terms agreed upon by Purchaser and Seller in connection with the sale of the Assets.

           NOW, THEREFORE, in consideration of the foregoing and the respective covenants, representations, warranties and promises contained herein, and in order to prescribe the terms and conditions of such purchase and sale, the Parties agree as follows:

Article 1
CONSTRUCTION AND DEFINITIONS

    1.1 Construction. Unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; and (ii) any of the words and phrases defined herein may be used in the singular or plural, depending upon the reference.

    1.2 Defined Terms.  As used herein, the following words and phrases shall have the meanings set forth below.

    “Action” means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

    “Affiliate” of any Person means any other Person who, directly or indirectly, controls or is controlled by, or is under common control with such Person.  For purposes of this definition, the term “controls,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise.

    “Applicable Law” means with respect to any Person, any code, law (including without limitation common law), statute, regulation, ordinance, decree, treaty, reporting or licensing requirement, rule or Order administered or enforced by any Governmental Authority and applicable to such Person, its assets, liabilities or business.

    “Assets” shall have the meaning set out in Section 2.1.

    “Authorization” means any franchise, permit, license, authorization, order, certificate registration or other consent or approval granted by any Governmental Authority.

    “Avoidance Actions” means all avoidance actions arising under chapter 5 of the Bankruptcy Code, including by way of illustration and not limitation, under Sections 541, 544, 547, 548, 549, 550, 553 and 554 of the Bankruptcy Code, any claims, rights, remedies or demands that may be asserted by a creditor or representative of creditors under similar applicable state or other laws, and claims in the nature of substantive consolidation, successor liability, veil piercing, or alter-ego, whether now or hereafter known and/or asserted, any existing or future litigation claims, rights and causes of action against any current or former directors, officers, agents, representatives, or employees of Seller.

           “Bankruptcy Case” means, as the context requires, Seller’s bankruptcy proceeding as identified below:

(i)	Case No. 11-20140-11-rdb, styled In re: ICOP Digital, Inc., pending in the United States Bankruptcy Court for the District of Kansas.

    “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended.

    “Bankruptcy Court” means the United States Bankruptcy Court for the District of Kansas in which the Bankruptcy Case is pending.

    “Books and Records” means originals (or copies where appropriate) of: (i) all records and lists of Seller pertaining to the Assets; (ii) all records and lists pertaining to the Assets, customers, suppliers or personnel of Seller; (iii) all product, business and marketing plans of Seller; (iv) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by Seller; and (v) all books, ledgers, files, reports, plans, drawings, and operating records relating to the Assets.  Notwithstanding the foregoing, “Books and Records” shall not include the property listed on the Excluded Asset schedule attached to the LOI.

    “Business Day” means a 24-hour period ending at 5:00 p.m. CST on any day that is not a Saturday, Sunday or federal holiday.

    “Calendar Day” means all days, including all Saturdays, Sundays and federal holidays.

    “Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

    “Competing Proposal” means a competitive bid or proposal from a Third Party to acquire, directly or indirectly, the Assets and the Assumed Liabilities, if any, whether in a separate transaction or series of transactions or as part of a plan of reorganization of Seller.

    “Closing Date” shall have the meaning set forth in Section 4.1.

    “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    “Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement,, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment or other binding arrangement or understanding, to which Seller is a party and is permitted to assign under the Bankruptcy Code or is bound and which relates to the Business or Assets, whether oral or written.

    “Court Order” means any judgment, decision, decree, order, ruling or other type of determination issued by a Governmental Authority.

           “Cure” means all unpaid amounts or unsatisfied obligations that must be paid or satisfied to assume, or assume and assign, an Assumed Contract, pursuant to all applicable provisions of the Bankruptcy Code.

    “DIP Loan” means that certain debtor-in-possession credit facility agreement (“DIP Credit Agreement”) dated January 28, 2011 between Safety Vision, L.L.C. and Seller pursuant to which Safety Vision, L.L.C. is making debtor-in-possession financing of up to $500,000.00 available to Seller.

    “Default” means: (i) a breach of or default under any Contract or lease; (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or lease; or (iii) the occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or lease.

    “Employee Arrangements” means any material obligation, arrangement or customary practice owed, adopted or followed by Seller to provide benefits to present or former directors, officers, employees or agents, other than obligations, arrangements and practices that are Benefit Plans.  Employee Arrangements include material consulting agreements, employment agreements and severance payment agreements and policies.

    “Encumbrances” means any claim, lien, interest, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, restriction, equity, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

    “Filing Date” means January 21, 2011, the date on which the Bankruptcy Case was filed..

    “Final Order” means an order of the Bankruptcy Court, which is not the subject of any applicable stay.

    “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case applied on a consistent basis.

    “Governmental Authority” means any court or other governmental or quasi-governmental agency, commission, committee, board, bureau or similar body having jurisdiction to implement, interpret and/or enforce Governmental Regulations.

    “Governmental Regulations” means any and all foreign and domestic federal, state and local laws, statutes, regulations, rules, codes and ordinances applicable to the Assets and/or the transactions set forth in this Agreement, as well as any orders, notices, permits, certificates, certifications, approvals, determinations and similar matters issued by a Governmental Authority.

    “Intellectual Property Rights” means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), license agreement or any other similar type of proprietary intellectual property right.

    “IRS” means the Internal Revenue Service of the United States of America.

    “Letter of Intent” or “LOI” means the letter of intent dated January 18, 2011 between the Parties, a copy of which is set forth on Exhibit A attached hereto.

    “Liability” means any losses, claims, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses, obligations or undertakings of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise.

    “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, interest or other encumbrance in respect of such property or asset.

    “Material Adverse Effect” means changes, developments or occurrences which, individually or in the aggregate, have materially adversely affected or would have a material effect on the Assets.

    “Non-Competition Agreement” means the non-competition agreement between Seller, and Purchaser as provided for herein in Section 7.14 and a similar one by and between David Owen, Laura Owen and Purchaser in the form attached hereto as Exhibit C or in form and content reasonably satisfactory to their respective legal counsel.

    “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or regulatory authority.

    “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the business relating to the Assets and consistent with Seller’s practice before the Filing Date; however, Seller represents that it has conducted no business since December 20, 2010, and Purchaser specifically acknowledges such representation by Seller.

    “Permits” means all licenses, permits, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of, the Assets.

    “Permitted Liens” means Liens for current year Taxes, assessments and other governmental charges not delinquent or that are currently being contested in good faith by appropriate proceedings.

    “Person” means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), or other entity or organization, including a Governmental Authority.

   “Pre-Closing Tax Period” means (i) any Tax period ending on or before, the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

    “Property Taxes” means any and all personal property Taxes and similar ad valorem obligations levied with respect to the Assets for any taxable period.

    “Purchaser” means New ICOP, LLC,  a Texas limited liability company wholly owned by Safety Vision, LLC, a Texas limited liability company.

    “Qualified Bid” means a Competing Proposal that is determined to be a Qualified Bid under the Interim Order.   This Agreement shall be deemed to be a Qualified Bid for the Assets.

    “Qualified Bidder” means a Person (i) who has delivered to Seller a Competing Proposal that Seller, in good faith, believes is reasonably likely to lead to an acceptable offer for the Assets and a Person that has been qualified to bid under the terms of the Interim Order and that has complied with such Interim Order in all respects, and (ii) who Seller in good faith determines is reasonably likely (based on the availability of financing and proof of financial wherewithal, experience and other relevant considerations) to be able to consummate a transaction based on the Competing Proposal, if selected as the successful bidder for the Assets.  Purchaser shall be deemed to be a Qualified Bidder.

    “Restricted Contracts” means those Contracts listed on Schedules 2.1 the transfer of which to Purchaser requires the approval or consent of a third party under such Restricted Contracts and applicable Governmental Regulations (including the Bankruptcy Code) and which approval or consent has not been obtained as of the Closing Date.

    “Sale Motion” means the motion or motions filed and served by Seller, pursuant to all applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, in the Bankruptcy Case, among other filings, to obtain entry of the Sale Order, approve the Transactions, this Agreement and authorize the assumption and assignment of the Assumed Contracts, Licenses and Intellectual Property Rights to Purchaser in accordance with this Agreement.

           “Sale Order” means the order of the Bankruptcy Court approving the sale and transfer of the Assets to Purchaser.

    “Seller” means ICOP Digital, Inc., a Colorado corporation and Debtor-in-Possession in a Chapter 11 Case pending in the United States Bankruptcy Court for the District of Kansas, Case No.  11-20140-11-rdb.

    “Seller’s Claims” means any and all claims, demands and causes of action in favor of Seller, regardless of whether arising under a theory based on tort or contract, by statute, or under any other legal or equitable means, including without limitation, claims for bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, or to economic loss or diminution in value.

    “Seller’s Employees” means those individuals who are or were employed by Seller immediately prior to the Closing Date.

    “Tax” or “Taxes” shall mean (i) any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other charge of any kind whatsoever, including, without limitation, income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including, without limitation, interest, penalties and additions in connection therewith by any Governmental Authority, including a “Taxing Authority” responsible for the imposition of any such tax, domestic or foreign, or  (ii) liability for the payment of any amounts of the type described in (i) as a result of being a party to any agreement or any express or implied obligation to indemnify any other Person.

    “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    “Third Party” or “Third Parties” means any Person that is not Purchaser or Seller.

    “Third-Party Consent”  means any approval, consent, amendment or waiver of a Person that is required under any organizational document of Seller or Purchaser or under any contract to which Seller or Purchaser is a party or by which it or its assets is bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions; provided, however, that the use of the term “Third Party Consent” in this Agreement shall not be deemed to require any such approval, consent, amendment or waiver of such Person when such approval, consent, amendment or waiver has been obtained, or could be obtained, by entry of an Order by the Bankruptcy Court or another court of competent jurisdiction.

    “Transaction Documents” means this Agreement and all other documents or agreements contemplated by this Agreement to be executed and delivered in connection with the Transactions.

    1.3 Other Defined Terms.  The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Accounts	2.1(c)
Adjustments to Purchase Price	3.1(a)
Assets	2.1
Assigned Permits	2.1(m)
Assumed Contracts	2.1(p)
Assumed Liabilities	2.3

Term	Section
Assumed Personal Property Leases	2.1(a)(2)
Break-Up Fee	7.5(d)
Business	Recitals
Cash	2.2(a)
Closing	4.1
Closing Date	4.1
Copyrights	2.1(d)(4)
DIP Loan	3.1(b)
Due Diligence Review	7.13
Effective Date	Preamble
Excluded Assets	2.2
Excluded Claims	2.2(d)
Excluded Liabilities	2.4
Inspection Period	7.13
Intangible Property Assignments	4.4(d)(5)
Intellectual Property Rights	1.2; 2.1(d)
Interim Order	7.5(a)
Inventory	2.1(b)
Licensed Rights	5.17(a)
Other Licenses	2.1(d)(9)
Patents	2.1(d)(1)
Patent Licenses	2.1(d)(2)
Prepaid Items	2.2(d)(2)
Pro Rata Tax Amount	3.4
Purchase Price	3.1(a)
Purchaser	Preamble
Purchaser’s Deposit	3.1(c)
Purchase Protection Provisions	7.5
Reimbursable Expenses	7.5(b)
Sale Motion	1.2; 7.4
Scheduled Contracts	2.1(n)
Scheduled Tangible Personal Property	2.1(a)(1)
Tangible Personal Property	2.1(a)
Termination Fee	7.5(c)
Trademarks	2.1(d)(3)
Transactions	Recitals

Article 2
PURCHASE AND SALE

    2.1 Purchase and Sale.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, free and clear of all Encumbrances, Liens and Claims (other than Permitted Liens and Assumed Liabilities) on an “AS IS, WHERE IS” basis, and without any representation or warranty on the part of Seller except warranty of title as set forth herein, all properties and assets, personal and mixed, tangible and intangible, of every type and description, wherever located (except for Excluded Assets as defined in Section 2.2) that are owned, leased or otherwise utilized by Seller in the Business, including, without limitation, the property and assets which were acquired by Seller in the Ordinary Course of Business consistent with past practice between the Effective Date and the Closing Date (collectively, “the Assets”) to the maximum extent permitted by Section 363 of the Bankruptcy Code  Without limiting the foregoing, the Assets shall include the following, except to the extent that any of the following are included within the Excluded Assets:

(a) Tangible Personal Property.  Except as provided in Section 2.2, all of the fixed assets including, all machinery, trade fixtures, piping, equipment, computers, computer servers and computer equipment, vehicles (including, without limitation, the 4 cars, a Tahoe SUV and one motorcycle used as demonstration vehicles), furniture, fixtures, supplies and materials owned or otherwise utilized by Seller, including, but not limited to, the tangible personal property (collectively, “the Tangible Personal Property”) identified on Seller’s Financial Statement dated December 31, 2010, attached hereto as Exhibit B,  and as more generally described on the attached Schedules, as follows:

(1)
Schedule 2.1(a)(1) which identifies Tangible Personal Property owned or otherwise utilized by Seller (other than Real Property and Leased Personal Property)(“the Scheduled Tangible Personal Property”).

(2)
Schedule 2.1(a)(2) which identifies Tangible Personal Property leased or otherwise utilized by Seller, which may be assumed and assigned to Purchaser, to the extent that they are assignable under the Bankruptcy Code, in Purchaser’s sole discretion and at Purchaser’s sole cost (“the Assumed Personal Property Leases”); provided, however, Purchaser may amend the list on Schedule 2.1(a)(2) at any time prior to the Sale Hearing, and thereafter if the Bankruptcy Court determines an amount of a Cure Payment with respect to such contract that is in an amount unacceptable to Purchaser, in which event the lease shall not be assumed.

(3)	Schedule 2.1(a)(3) which identifies demonstration automobiles, one (1) motorcycle and other vehicles.

(b) Inventory.  All raw materials, inventory, work in process, consumable supplies and inventories belonging to Seller, whether on hand or on order (assuming the same has been paid for), and whether located on Seller’s Premises or otherwise, including without limitation, the inventories listed on Schedule 2.1(b) attached hereto but specifically excluding any goods which have not been delivered and for which payment has not been tendered by Seller (“the Inventory”).

(c) Accounts.  All accounts and accounts receivable of Seller, which Seller has represented are approximately $442,426.64 in face amount (as of close of business January 12, 2011, together with any accounts generated through the Closing (collectively, “the Accounts”)1, subject to Seller retaining the right to receive 50% of the actual net collection from the Accounts, which shall be paid to Seller by Purchaser when and if collected and within thirty (30) days of Purchaser’s receipt.  Seller agrees and acknowledges that this retained interest in the proceeds is estimated to be an additional consideration of approximately $220,000; however, Purchaser makes no warranty or assurance regarding such amount.  In the event that Purchaser desires to compromise and settle an Account for less than 80% of the face amount due, Purchaser agrees to first obtain from Seller approval of any such compromise and settlement.  Purchaser further agrees to re-assign to Seller without any warranty, at no cost to Seller, any and all Accounts that Purchaser, in its sole discretion, deems uncollectible by Purchaser one (1) year after the Closing.

1 The term “Accounts” specifically excludes any and all accounts generated after the Closing of the Transaction.

(d) Intellectual Property.

(1)
All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures owned by Seller and related in any way to the Assets, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including without limitation those patent and patents rights described on Schedule 2.1(d)(1) (“the Patents”);

(2)
All licenses, sublicenses, agreements or permissions by which any third party uses, or has the right to use or license or permit use by any other third party, any rights covered by the Patents or any of them or any other intellectual property or proprietary rights owned by Seller, including without limitation those rights described on Schedule 2.1(d)(2) to the extent that they are assignable under the Bankruptcy Code (“the Patent Licenses”);

(3)
All trademarks, service marks and logos owned by Seller and used by Seller in the Business, registered and unregistered, and all goodwill associated therewith, including without limitation, all marketing literature and other materials owned, licensed or otherwise utilized by Seller and those described in Schedule 2.1(d)(3) (“the Trademarks);

(4)
All copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, owned by Seller and related to the Assets, including without limitation those described in Schedule 2.1(d)(4) (“the Copyrights”);

(5)
All trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) used in or related in any way to the Assets;

(6)
All computer software (including data and related documentation) and source code used in or related to the Assets as set forth in Schedule 2.1(d) (6) to the extent that they are assignable or transferable. To the extent transferable and, if transferable, all rights possessed or utilized by Seller with respect to all computer hardware and computer software owned, leased, licensed or otherwise utilized by Seller.

(7)	All copies and tangible embodiments (in whatever form or medium) of the Intellectual Property referred to in this Section 2.1;
(8)
All Internet websites, URL’s and domain names, including without limitation www.icop.com and  any artwork, graphics, content, text, programs, source code and other copyrightable components of such websites, and domain name registrations of Seller identified on Schedule 2.1(d)(8), to the extent that they are assignable.

(9)
All licenses, sublicenses, agreements or permissions by which Seller uses, or has the right to use or license or permit use by any third party of, any rights to any intellectual property of a third party, including those listed on Schedule 2.1(d)(9), to the extent that they are assignable (“the Other Licenses”).

Any costs associated with the transfer or assignment of items identified in 2.1(d)(1-9) above, shall be borne by Purchaser and shall not be credited against the Purchase Price (as hereinafter defined).

The Patents, Patent Licenses, Trademarks, Business Names, Copyrights and the Other Licenses, together with the other rights and interests described in this Section 2.1(d), are collectively referred to as “Intellectual Property Rights.”

(e) All Customer Lists;

(f) Books and Records.  All Books and Records of Seller relating to the Assets (provided that Seller may make and retain duplicate copies of such files that Seller elects pursuant to this Agreement), including, without limitation, all books, files, correspondence, studies, reports, projections, schematics, blueprints, engineering data, customer and consultant lists, reports, specifications, projections, statistics, creative materials, mats, plates, negatives and other advertising, marketing or related materials, and all other business, technical and financial information regardless of the media on which stored;

(g) Seller’s Goodwill;

(h) Name. Seller’s name, “ICOP” and any derivative thereof, its logo, assumed name or names of Seller, along with any common law, state or federal trademark rights to said names(s), logos or marks, but excluding the NASDAQ trading symbol “ICOP”;

(i) Seller’s Computers. Subject to and except for the Excluded Assets identified in Section 2.2, all computers, servers, laptop computers, tablets, iPods, cell phones, iPads, computer programs, subject to the Seller’s right to use a specified number of these items, to be identified and agreed upon by the Parties, in order to facilitate the wind down of its business and compliance with any Federal or State laws, including but not limited to the Securities Exchange Commission, for a period not to exceed ninety (90) days;

(j) Insurance Policies.  To the extent such policies are transferable, all casualty and liability insurance policies, if any, (together with the proceeds from all of the aforementioned policies of insurance).  Any costs associated with the transfer of these items shall be borne by Purchaser and shall not be credited against the Purchase Price (as hereinafter defined);

(k) Pending Contracts.  All pending contracts, if designated by Purchaser;

(l) Other Property.  All other property of Seller’s Business, wherever located, except the Excluded Assets;

(m) Permits.  All permits, approvals, conditional or special use permits, licenses, orders, registrations, certificates, and similar rights obtained from governments and governmental agencies, including those listed on Schedule 2.1(m) to the extent that they are assignable (“the Assigned Permits”).

(n) Scheduled Contracts.  The benefit of those Contracts listed on Schedule 2.1(n), to the extent assignable under the Bankruptcy Code (“the Scheduled Contracts”);

(o) Claims.  Any and all claims, rights and reimbursement rights of Seller against Third Parties relating to, or in connection with, any of the Assets or Business, except as set forth on Schedule 2.2(d)(1), including, without limitation, all rights under manufacturers’ and vendors’ warranties relating to any of the Assets.  For purposes of clarification, causes of action arising under Chapter 5 of the Bankruptcy Code or under state or federal law, except for any cause of action directly related to the Assets (such as warranty claims), that do not arise in connection with, or are not related to the Assets, are specifically excluded.

(p) The Assumed Leases, the Patent Licenses, the Other Licenses and the Scheduled Contracts are referred to collectively as “the Assumed Contracts.”  Subject to the limitations specified in Section 2.4(g), Purchaser shall pay all expenses related to any Cure of Assumed Contracts prior to their assumption. If Purchaser designates  such Assumed Contracts, if any,  Seller shall promptly file a motion in the Bankruptcy Case, in a form acceptable to Purchaser, to establish a bar date for filing claims for Cure for Assumed Contracts.

2.2 Excluded Assets.  Notwithstanding any other provision of this Agreement to the contrary, the Assets shall not include the following specific assets of Seller (collectively, the “Excluded Assets”) which shall be retained by Seller and shall not be acquired by Purchaser under this Agreement:

(a) Cash and Deposits. All of Seller’s: (i) cash on hand or in bank accounts and any other cash equivalents; and (ii) deposits with vendors, landlords, utilities, and the like (collectively, “the Cash”).

(b) Automobile.  The 2005 Eddie Bauer Ford currently driven by David C. Owen;

(c) Specific Computers. Corporate servers (ICOP DC 1 and ICOP AS1) and related computers, printers, file cabinets and work stations presently utilized by the ICOP Human Resources department as listed on Schedule7.10 that contain software and hardware necessary to accommodate the servers’ functionality, including accounting (QuickBooks) and CRM (Fishbowl) software information for employee and SEC reporting and compliance, provided however, any and all information, proposals and other data located, stored or kept on said corporate servers, computers, and other media storage that were created, developed or utilized  prior to the Letter of Intent regarding any of the Assets or the Business are not Excluded Assets and shall be delivered to Purchaser at Closing, together with other Books and Records as set forth in Section 2.1 (f).

(d) Claims and Prepaid Items.

(1)
All Claims and rights of Seller against third parties relating to any of the Assets, to the extent set forth on Schedule 2.2(d)(1) (“the Excluded Claims”), but specifically excluding any warranty claims by Seller against Third Parties.

(2)	Subject to Section 3.4 in respect of ad valorem Taxes, all prepaid expenses and prepaid ad valorem Taxes (“the Prepaid Items”) relating to any of the Assets, as set forth on Schedule 2.2(d)(2).
(3)	All Avoidance Actions.
(4)	All D&O Insurance.
(5)	Personnel files.

(e) Corporate Records.  All original minute books, transfer ledgers and similar corporate records of Seller, as well as a duplicate set of the general records of the Business, including applicable records on current Accounts Receivable and Excluded Liabilities.

(f) Excluded Real Property.  Any and all real property owned or leased by Seller wherever located, as described in the attached Schedule 2.2(f).

(g) Personnel Files.  Original employee personnel files and records.

(h) Agreement Rights.  All of Seller’s rights and obligations under this Agreement.

(i) Tax Refunds.  All of Seller’s rights to any Tax refunds for periods prior to the Closing.

(j) Excluded Contracts.  Those Contracts listed on Schedule 2.2(j).

(k) The ICOP Shell.

2.3 Assumption of Liabilities.  The only liabilities and obligations to be assumed herein by Purchaser in connection with the transfer of Assets from Seller (collectively, the “Assumed Liabilities”) shall be:

(a) In addition to the provisions of Section 2.1(p), those liabilities and obligations to be performed after Closing pursuant to the Assumed Contracts, but only to the extent that such obligations arise as a result of operations after Closing or relate to products or services to be sold and delivered or rendered or provided after Closing.  In addition, Purchaser shall assume the liabilities and obligations under the Restricted Contracts only if and from and after the effective date Purchaser is entitled to receive the benefits of such Restricted Contracts pursuant to Section 2.5.

(b) The cost of goods ordered and product upgrades which have been not yet been paid by or delivered to Seller and which Purchaser expressly desires to purchase, and so designates in writing.

2.4 Excluded Liabilities.  Except as expressly identified as Assumed Liabilities in Section 2.3, Purchaser does not and will not assume or become obligated to pay, perform or discharge and will not be responsible for, any liabilities or obligations of Seller, whether known or unknown, accrued, absolute, contingent, presently in existence or arising hereafter or otherwise, including, without limitation, liabilities or obligations based on, arising out of or in connection with any pre-Closing event or transaction, whether or not related to the Assets or the Business, including warranty, product or service claims, all of which liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (“the “Excluded Liabilities”).

2.5 Restricted Contracts.  Prior to and for three (3) months after the Closing, Seller and Purchaser shall use their respective best efforts to obtain the approval of any third party that is required in connection with the transfer of the Restricted Contracts; and upon receipt of such approval, such Restricted Contracts shall, without any further consideration or action of the parties, be deemed to be contributed, conveyed, granted, assigned and transferred to Purchaser and shall thereafter constitute part of the Assets as if they had been so sold, conveyed, granted, assigned and transferred as of the Closing Date.  All costs associated with a transfer or assignment under this Section 2.5 shall be borne by Purchaser and shall not be credited against the Purchase Price as hereinafter defined.

Article 3
PURCHASE PRICE, PAYMENT AND ALLOCATION

3.1. Payment of Purchase Price.

(a) Purchase Price; Payment; Adjustments to Purchase Price.  In consideration for the sale, transfer and delivery of the Assets, pursuant to the terms of this Agreement, at the Closing, Purchaser shall pay Seller a purchase price for the Assets (“the Purchase Price”), equal to Eight Hundred Thousand and No/100 Dollars ($800,000.00) IN CASH, less an amount equal to (i) an amount needed (approximately $500,0000) to pay-off the outstanding amount due and owing by Seller under the DIP Loan, and (ii) an amount needed (approximately $150,000) to pay-off the pre-petition factoring credit facility (as defined below) provided by First Growth Capital, which facility may be assigned to Purchaser, and (iii) 25% of the cost of the inventory sold from the Inventory amount stated on Seller’s December 31, 2010 Financial Statement (i.e. 25% of every dollar of Inventory sold from the Inventory on hand on December 31, 2010 through the Closing shall be a direct credit/reduction to the Purchase Price), and (iv) 50% of any collections, if collected by Seller, from the Accounts from the date of the Letter of Intent through the Closing, which Seller represented was approximately $442,426.64 in face amount (as of close of business January 12, 2011 (e.g., if $1,000 in Accounts are collected after the Letter of Intent is signed, the Purchase Price shall be reduced by $500), and (v) $10,000, being the amount of the Purchase Deposit in accordance with Section 3.1 (c) below, and (vi) $15,000, being the amount advanced to Seller by Purchaser by wire transfer on January 18, 2011 (“Adjustments to Purchase Price”).

(b) DIP Credit Agreement and Factoring Credit Facility. Purchaser may, in its discretion, enter into a DIP Credit Agreement with Seller, on terms and conditions acceptable to Purchaser in its sole discretion, to be used to fund Seller’s business operations during the Seller’s Chapter 11 case (“the DIP Loan”), which shall be secured by a first priority lien on all assets of Seller and shall be paid in full at Closing or when due under the DIP Loan.  In addition, Purchaser may, in its discretion, purchase all rights and liens of First Growth Capital under the existing factoring credit facility, and thereby succeed to all rights and remedies of First Growth Capital.  Furthermore, the DIP Loan may be used to pay-off the factoring credit facility.  The indebtedness owing under the DIP Loan, and the factoring credit facility, if any, shall be paid in full by Seller at Closing or sooner as required by the applicable documents (unless extended by Purchaser).

(c) Purchaser’s Deposit.  Purchaser shall remit to Seller’s counsel an earnest money deposit (“the Purchaser’s Deposit”) in the amount of $10,000.00 within five (5) days after entry of the Interim Order (as hereinafter defined).  Purchaser’s Deposit shall be deposited into Seller’s attorney’s trust account and separately identified as a deposit in connection with this Agreement. In the event this Agreement is approved by the Bankruptcy Court but the transactions contemplated herein fail to Close as a result of the fault of Purchaser, or Purchaser is unable to complete the Transactions through no fault of Seller (assuming Purchaser is the purchaser approved by the Court and subject to the conditions of closing set forth in Article 4, below), then the Initial Deposit shall be forfeited to Seller and Seller’s sole remedy shall be to retain Purchaser’s Deposit as liquidated damages, and Seller waives any and all legal and equitable remedies against Purchaser which might otherwise be available.  Purchaser’s Deposit shall be promptly returned in full to Purchaser, without offset or reduction, within five (5) days of the Closing Date, if (i) Purchaser terminates the Transaction during the Inspection Period, or (ii) Purchaser’s bid is not selected as the Highest and Best Bid or the Back-Up Bid, or (iii) the Assets are sold to another party, or (iv) either the Sale Order or Interim Order are not entered by the deadlines set forth below, or (v) this Agreement is not approved by the Bankruptcy Court, or (vi) the transactions contemplated herein fail to Close through no fault of Purchaser.

3.2. Closing Costs; Transfer Taxes and Fees.  The Sale Order shall provide that the transfer of the Assets will be exempt from any and all taxes under any law imposing a stamp tax or similar tax.  Purchaser shall be responsible for payment of the fees and costs of recording or filing all applicable conveyance and security instruments.

3.3. Allocation of Purchase Price.  No less than five (5) days prior to the Closing Date, Purchaser shall allocate the Purchase Price among inventory, assets, equipment, fixtures and other items and will deliver to Seller such allocation as Schedule 3.3) to provide for a final tax allocation of the Purchase Price among inventory, assets, equipment, fixtures and other items.  Seller and Purchaser covenant to use such allocation as reflected in Schedule 3.3 in all income and other tax returns, filings, or other related reports made by them to any Governmental Agencies, including the Bankruptcy Court.

3.4. Proration of Personal Property and Ad Valorem Taxes.  All, personal property Taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period that includes the day before the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Seller and Purchaser as of 12:01 a.m. (Central Time) on the Closing Date.  On or before three (3) Business Days prior to the Closing Date, Purchaser and Seller shall in good faith determine the amount of any personal property Taxes or similar ad valorem obligations levied with respect to the Assets for any taxable period through and including 12:01 a.m. (Central Standard Time) on the Closing Date (“the Pro Rata Tax Amount”).  If any other Taxes subject to proration are paid by Purchaser, the proportionate amount of such Taxes paid shall be paid promptly by Seller to Purchaser after the payment of such Taxes.  If any Taxes subject to proration are paid by Seller and Purchaser receives a refund of any portion of such Taxes previously paid, such refund net of any Taxes payable with respect to the receipt of any interest included in such refund shall be paid by Purchaser to Seller promptly following the receipt of any such refund.

Article 4
CLOSING

4.1 Closing.  The closing of the purchase and sale of the Assets (“the Closing”), will take place on a date mutually acceptable to Seller and Purchaser but no later than fifteen (15) days after the later of (i) expiration of the Inspection Period, or (ii) entry of the Sale Order (as hereinafter defined)(“the Closing Date”), at the offices of the law firm of Evans & Mullinix, P.A., 7225 Renner Road, Suite 200, Shawnee, KS  66217.  Seller and Purchaser may agree to extend the date for Closing.

4.2 Conditions to Closing.  The Closing of the purchase and sale of the Assets will be subject, among other things, to the following conditions:

(a) Seller will, at the Closing, deliver and convey to Purchaser by bill of sale with special warranty of title, good and marketable title to the Assets, free and clear of all liens, claims, interests and encumbrances, pursuant to the Sale Order;

(b) Purchaser will have completed, during the Inspection Period, to the satisfaction of Purchaser and its advisors a review of the Assets, Seller’s operations, the financial statements of Seller and all contracts, leases and other agreements; it being understood that Purchaser shall have the right to terminate the Transaction at any time during the Inspection Period for any reason or no reason;

(c) The parties shall have obtained all board approvals, and such other consents and approvals of governmental authorities and other persons, as are necessary or desirable in connection with the consummation of the transaction made the subject of this Agreement;

(d) Seller, David Owen and Laura Owen shall have entered into a Non-Compete Agreement wherein Seller and the Owens agree not to compete with Purchaser in the United States; further, Purchaser, David Owen and Laura Owen shall have entered into a consulting agreement in form and content reasonably satisfactory to their respective legal counsel.

(e) All consents to the assumption of the Assumed Leases, if any, that may be necessary have been obtained, and the insurance policies, if any and to the extent assignable, have been assigned to Purchaser;

(f) The Bankruptcy Court shall have approved the Transaction in accordance with the provisions of Section 7.4 hereof, and the Sale Order shall be enforceable and effective and not be subject to a stay;

(g) The DIP Loan, if any, shall have been paid in full, whether at Closing or before;

(h) Seller’s pre-petition factoring credit facility agreement with First Growth Capital or its assignee shall be paid in full and all liens released, whether at Closing or before.

If any of the Conditions to Closing provided for above are not satisfied by the Closing Date, the Parties may mutually agree to extend the date for satisfaction of the Conditions to Closing or either Party will have the right and option to terminate the Agreement by written notice to the other Party if the failure of such condition was not within the control of the Party seeking termination.

4.3 Closing Conditions of Seller.  Seller’s obligation to sell the Assets shall be subject to fulfillment or waiver of the following conditions as of the dates indicated:

(a) Deliverables of Purchaser.  Upon the terms and subject to the conditions contained herein, at the Closing, Purchaser shall execute and deliver to Seller:

(1)	The Purchase Price;
(2)	Such documents, assignments, consents and other instruments as may be reasonably necessary or desirable for Purchaser to assume the Assumed Liabilities, if any.

(b) All documents to be delivered pursuant to this Section 4.3 shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Seller’s legal counsel.

4.4 Closing Conditions of Purchaser  Purchaser’s obligation to purchase the Assets shall be subject to fulfillment or waiver of the following conditions as of the dates indicated:

(a) Third Party Consents and Agreements. Prior to Closing, Purchaser, with the cooperation of Seller, must obtain the consent of any Governmental Authorities or other third parties whose consent is required, if any, for Purchaser to assume the ownership of the Assets.

(b) Representations and Warranties.  The representations and warranties of Seller shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date); provided that this subparagraph (b) shall be deemed satisfied so long as the failure of all such representations and warranties to be true and correct would not have a Material Adverse Effect.

(c) Compliance.  All of the covenants and obligations that Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

(d) Deliverables of Seller.  Upon the terms and subject to the conditions contained herein, at the Closing, Seller (and third parties as appropriate) shall execute and deliver to Purchaser:

(1)
Such documents, including a bill of sale, assignments, consents, powers of attorney and such other instruments, deemed necessary, advisable or convenient by counsel to Purchaser to convey, transfer and assign ownership of and title to the Assets in the manner contemplated by this Agreement, free and clear of any Encumbrances.

(2)	Entry of the Sale Order by the Bankruptcy Court authorizing the sale of the Assets free and clear of Encumbrances.
(3)	All Books and Records relating to the Assets and the Business, except to the extent solely relating to Excluded Assets.
(4)	The original or copies of Seller’s Intellectual Property and Assigned Permits.
(5)
The parties’ execution of assignments of Intangible Property rights, if any, (“the Intangible Property Assignments”), sufficient to convey to Purchaser all right, title and interest of Seller in and to the Intangible Property rights.

(6)	Assignments or other conveyance documents appropriate to transfer all right, title and interest in and to the Intellectual Property to Purchaser.
(7)	Bill of Sale substantially in the form set forth in Exhibit D.
(8)
To the extent required under the Bankruptcy Code, Seller shall make good faith efforts to obtain all third party consents or approvals required for the valid conveyance, transfer and assignment of the Assets free and clear of all Encumbrances, as contemplated by this Agreement, including (i) providing to Purchaser all appropriate lien releases related to financing obligations entered into by Seller from and after the Filing Date; and (ii) entry of the Sale Order by the Bankruptcy Court authorizing the sale of the Assets free and clear of Encumbrances, expressly finding Purchaser is a good faith Purchaser, and otherwise in form and content reasonably satisfactory as to form to Purchaser’s legal counsel.

(9)	A certificate executed by Seller as to the matters set forth in Section 4.4(b)-(c).
(10)
A certificate executed by Seller certifying, and attaching all requisite resolutions or actions of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying the incumbency and signatures of the officers  of Seller executing this Agreement and any other document relating to the transactions contemplated hereby.

(e) All documents to be delivered pursuant to this Section 4.4 shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser’s legal counsel.

4.5 Additional Closing Conditions.  Purchaser’s obligations to purchase the Assets and Seller’s obligation to sell the Assets shall be subject to fulfillment or waiver of the following conditions as of the dates indicated:

(a) Bankruptcy Court Approval of Sale.  Prior to Closing, the Bankruptcy Court shall have entered the Sale Order.  Upon execution of this Agreement, Seller shall use its best efforts to obtain approval by the Bankruptcy Court of this Agreement.

(b) No Adverse Court Order.  No Court Order shall be in effect that enjoins, restrains, conditions or prohibits, in any material respect, the consummation of the transactions contemplated by this Agreement.

4.6 Post Closing Use and Access to Premises.  Purchaser shall have access to Seller’s leased business premises (16801 W. 116th Street, Lenexa, Kansas and 17501 W. 98th Street, Unit No. 38-38, Lenexa, Kansas) to remove the Assets up to and including March  31, 2011.  If Purchaser requires or desires access to the business premises subsequent to that date and if Seller has not obtained an extension from its landlord, Purchaser shall be responsible for making arrangements with the landlord for access to the premises.  If, and only if, the said premises are retained/leased by Purchaser on an interim/short term basis, Seller shall have limited post-closing access to such premises on a month-to-month basis for up to four (4) months after the Filing Date to review and copy Sellers’ Books and Records, sold and transferred hereunder, for use in connection with Seller’s Bankruptcy Case.  Purchaser shall, upon Closing, have full access to the Books and Records and said Books and Records shall be made immediately available to Purchaser at the Seller’s current premises or at a location agreed to by and between Seller and Purchaser in writing; provided, however, the Books and Records, or copies thereof,  will remain available to Seller at an agreed location in or around Johnson County, Kansas, until two (2) years from Closing.

Article 5
REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Purchaser as follows, which representations and warranties are, as of the date hereof, true and correct:

5.1. Organization of Seller.  Seller is a corporation duly organized in the jurisdiction described in the definition of such “Seller” in Section 1.2 and is validly existing and in good standing under the laws of the state of its formation, with full power and authority to conduct the Business relating to the Assets as it is presently being conducted and to own and operate the properties and assets now owned and being operated by it, including the Assets.

5.2. Subsidiaries.  Seller does not have any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, limited liability company, association, partnership, joint venture, trust or other entity.

5.3. Authorization; Enforceability.  Subject to Bankruptcy Court approval, Seller has all requisite power and authority, and has taken all actions necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly approved by Seller’s board of directors, as applicable.  No other proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

5.4. Assets Insured.  To the best of Seller’s knowledge, all Assets are insured in the Ordinary Course.

5.5. Title to and Condition of Assets.  In accordance with the Sale Order, Seller has and will transfer good and marketable title to the Assets, and, upon consummation of the transactions contemplated hereby, Purchaser will acquire good and marketable title to the Assets, free and clear of any and all liens, claims, interests, and encumbrances.  At Closing, the Assets will be delivered “AS IS, WHERE IS.”

5.6. Real Property and Leased Real Property.  Seller owns no real property except the real property identified on Schedule 2.2(f), which real property is listed as an Excluded Asset.   Seller leases no real property other than the Leased Real Property identified in Schedule 2.2(f), which leased property is listed as an Excluded Asset.  To the best of Seller’s knowledge, the leases of the Leased Real Property are valid and in full force and effect, and Seller’s use of such leased property is in compliance and conformity with the terms of such leases.  Seller has performed all of its obligations under such leases, to the extent such obligations have accrued thereunder since the Filing Date and in the Ordinary Course.

5.7. Assumed Contracts.

(a) Assumed Contracts.  Seller has delivered to Purchaser true, correct and complete copies (or written descriptions of any oral contracts) of all of the Assumed Contracts, including all amendments and supplements thereto.  Cure amounts for each Assumed Contract are set forth on Schedule 5.7(a).

(b) Absence of Defaults.  To the best of Seller’s knowledge, except as reflected on Schedule 5.7(b), all of the Assumed Contracts are valid, binding and enforceable in accordance with their terms and Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Assumed Contracts in the Ordinary Course.

5.8. Permits. To the best of Seller’s knowledge after reasonable investigation, Schedule 5.8 sets forth a complete list of all Permits used in the operation of the Assets.

5.9. No Conflict or Violation.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will: (i) violate or conflict with any provision of the Governance Documents of Seller; (ii) subject to Bankruptcy Court approval and to the best of Seller’s knowledge, violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrances upon any of the Assets under, any of the terms, conditions or provisions of any Contract, lease or Permit, (A) to which Seller is a party or (B) by which the Assets are bound; (iii) violate any Governmental Regulation; or (iv) impose any Encumbrances on any of the Assets.

5.10. Books and Records.  Seller has made and kept (and given Purchaser access to) all Books and Records and accounts, which, in reasonable detail, reflect the activities of Seller related to the Assets.

5.11. Litigation.  Except as set forth on Schedule 5.11, there is no Action pending, anticipated or, to Seller’s knowledge, threatened: (i) against, related to or affecting Seller or the Assets; (ii) seeking to delay, limit or enjoin or otherwise questioning the legality or validity of the transactions contemplated by this Agreement; (iii) that involve the risk of criminal liability to Seller or, to Seller’s knowledge, any of its managers, officers, employees or Affiliates; or (iv) in which Seller is a plaintiff.  Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller or the Assets.

5.12. Labor and Employment Matters.  There is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the best of Seller’s knowledge, threatened against or affecting Seller.  To the best of Seller’s knowledge, there are no union claims to represent the employees of Seller.  Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller.  None of the employees of Seller are represented by any labor organization.  Seller has no knowledge of any current union organizing activities among the employees of Seller, nor does any question concerning representation exist concerning such employees.  To Seller’s knowledge, there is no unfair labor practice charge, complaint, or citation against Seller pending or, to Seller’s knowledge, threatened before the National Labor Relations Board or any similar Governmental Authority.  There is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Seller.  To Seller’s knowledge, no charges with respect to or relating to Seller are pending before the Equal Employment Opportunity Commission or any other corresponding Governmental Authority.  To Seller’s knowledge, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws is currently investigating Seller.

5.13. Compliance with Laws.  To Seller’s knowledge, the conduct of the Business relating to the Assets has not violated and is in compliance with all Governmental Regulations relating to the Business or operations of Seller which would materially affect the Assets.

5.14. Product Returns.  Seller has not experienced any product returns that, individually or in the aggregate, have had or may have a Material Adverse Effect.

5.15. Brokers’ Fees.  Seller has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.16. Conduct of Business.  Since December 20, 2010, Seller has not conducted any business and, other than in the Ordinary Course, has not: (i) sold, assigned, pledged, hypothecated or otherwise transferred any of its assets or properties (including any distribution in kind), other than sales of inventory in the Ordinary Course; (ii) terminated (other than in accordance with its terms) or materially amended any material Contract except for those rejected in the Bankruptcy Court proceedings and disclosed on Schedule 5.16; (iii) incurred, assumed or guaranteed any indebtedness or subjected any properties to any Encumbrances as security for any indebtedness, other than accounts payable incurred in the Ordinary Course and those authorized by the Bankruptcy Court; (iv) suffered any damage, destruction or other casualty loss (not fully covered by insurance) which would have a Material Adverse Effect on the Assets; (v) increased the compensation payable or to become payable by Seller to any of its employees or officers or (vi) entered into an agreement to do any of the foregoing.

5.17. Intellectual Property.

(a) To Seller’s knowledge after reasonable investigation, the Patents, Patent Licenses, Trademarks, Business Names and Copyrights constitute all of the patents, patent licenses, trademarks, business names and copyrights owned by Seller and related in any way to the Assets, including all registrations and applications for any of the foregoing.  To Seller’s knowledge after reasonable investigation, the Scheduled Contracts include all intellectual property rights that any third party owns and that Seller uses, including computer software, and specifies whether such use is pursuant to license, sublicense, agreement or permission (collectively, “the Licensed Rights”).

(b) Except for the Licensed Rights and the Patent Licenses, Seller has no licenses granted by or to it and no other agreements to which it is a party, relating in whole or in part to any Intellectual Property Rights.  To Seller’s knowledge, Seller has not received any notice that Seller’s use of the Intellectual Property Rights is (and to the knowledge of Seller, such use is not) interfering with, infringing upon or otherwise violating the rights of any Third Party in or to such Intellectual Property Rights, and no Actions have been instituted against or notices received by Seller alleging that Seller’s use of any Intellectual Property Rights infringes upon or otherwise violates any rights of a Third Party.

5.18. Conduct of Business Prior to Closing.

(a) Between the Effective Date of this Agreement and the Closing, Seller does not intend to recommence operating its business, and shall not:

(1)	assume, guarantee or otherwise become responsible for the obligations of, or make any loans or advances to, any Third Party;
(2)	waive, release or compromise any claims or rights, except for any that would not have a Material Adverse Effect;
(3)
enter into any settlement, compromise or consent with respect to any claim, proceeding or investigation, except for any that: (A) would not have a Material Adverse Effect; (B) relates to an Excluded Asset; or (C) relates to an Excluded Liability;

(4)
other than in accordance with the Budget incorporated into the DIP Credit Agreement or as agreed upon between the Parties, make material commitments, capital expenditures or capital additions which in the aggregate exceed $5,000 per occurrence or in the aggregate exceed $10,000;

(5)	sell, assign, transfer, lease or otherwise dispose of any of its Assets except for any that would not have a Material Adverse Effect;
(6)	terminate, discontinue, close or dispose of any business operation or enter into any new line of business, except for any thereof that would not have a Material Adverse Effect;
(7)
make or announce any material change in the terms, including, without limitation, price, of the sale or purchase of any goods or services of any subsidiaries or make or announce any material change in the form or manner of distribution of any of Seller’s products or services other than in the Ordinary Course of Business;

(8)
except as required by GAAP or by applicable Governmental Regulations, make any change in any accounting methods or principles used in recording transactions on Seller’s books or records or in preparing the financial statements of Seller;

(9)	remove, or cause or permit to be removed, from any of its properties any of the Assets, except in the Ordinary Course of the Business as conducted from the Filing Date;
(10)	change its credit policies or its customary practices as to the collection of receivables;
(11)	mortgage, pledge or subject to Encumbrances or any other restriction of its Assets, except in connection with the purchase of assets having a cost of not more than $5,000 individually;
(12)	enter into any transaction not in the Ordinary Course of Business (except for the transactions contemplated herein); or
(13)	enter into any contract to do, or authorize, any of the foregoing.

(b) Since the Filing Date, there has not been any Material Adverse Effect, except those associated with proceedings before the Bankruptcy Court.

(c) Since the Filing Date, Seller has not entered into any agreement, commitment, arrangement, understanding, relationship or transaction, directly or indirectly, with any partner, member, manager or officer of Seller, or any Affiliate of Seller, or any other immediate family member of any of the foregoing, or any trust for the benefit thereof.

(d) Seller agrees that prior to the Closing, it will use reasonable efforts to preserve substantially intact Seller’s business organization, and to preserve for Purchaser the current relationships with and the goodwill of Seller’s customers, suppliers, vendors, licensors and other persons with which they have significant business relationships.

(e) Since the Filing Date, Seller has not sold, transferred, assigned or otherwise disposed of any Inventory in wholesale lots.

5.19. Location of Assets.  All Assets are subject to the possession, custody and control of Seller and are physically located at Seller’s leased premises in Lenexa, Kansas, including the Assets in the office at 16801 W. 116th Street, Lenexa, Kansas 66219 and storage warehouse/Caves located at 17501 W. 98th Street, Unit No. 8-38, Lenexa, Kansas 66219, except as set forth on Schedule 5.19.

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, true and correct:

6.1 Organization of Purchaser.  Purchaser is duly organized, validly existing and in good standing under the laws of the State of Texas.

6.2 Authorization.  Purchaser has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action.  This Agreement has been duly executed and delivered by Purchaser and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

6.3 Brokers’ Fees.  Purchaser has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

Article 7
COVENANTS

7.1. Efforts and Further Assurances. Subject to the terms and conditions of this Agreement, Purchaser and Seller will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable laws and regulations to timely perform and consummate the Transactions contemplated by this Agreement prior to the dates set forth herein.

7.2. Certain Filings. Seller and Purchaser shall cooperate in good faith with one another (i) in determining whether any action by or in respect of,  or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Assumed Contracts or Intellectual Property Rights, in connection with the consummation of the Transactions and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.3. Public Announcements. Any public announcements or statements concerning the Transaction contemplated herein must be jointly approved by Purchaser and Seller.  However, in the event the parties are unable to agree on a public statement or announcement, and Seller or Purchaser determines, after consultation with counsel, that such statement or announcement is required by law in connection with Seller’s Chapter 11 Bankruptcy Case or SEC reporting requirements, then Seller or Purchaser, as the case may be, may issue such statement or announcement.  For avoidance of any doubt, the reference to and inclusion and terms of this Transaction in connection with a Form 8K shall not constitute a prohibited public announcement or press release.

7.4. Bankruptcy Court Approval.    Purchaser and Seller hereby acknowledge that Seller is a debtor and debtor-in-possession in the Bankruptcy Case under the Bankruptcy Code pending in the Bankruptcy Court. Seller shall, on or before January 28, 2011, or such later date as may be agreed by Purchaser in its sole discretion, obtain entry of the Interim Order (as hereinafter defined) and shall within five (5) days after entry of the Interim Order or such later date as may be agreed by Purchaser in its sole discretion file a motion with the Bankruptcy Court pursuant to Federal Rule of Bankruptcy Procedure 9013 and Sections 363 and 365 of the Bankruptcy Code (“the Sale Motion”) seeking (i) final approval of the LOI and this Agreement and entry of an Order approving the sale of the Assets to Purchaser, free and clear of all Liens, claims, security interests, interests, and Encumbrances pursuant to Section 363 of the Bankruptcy Code (except for the Permitted Liens, if any), and (ii) assumption and assignment of the Assumed Liabilities, the executory contracts and unexpired leases as designated by Purchaser, if any.

Seller shall use its best efforts to obtain Bankruptcy Court approval of the Sale Motion as soon as practicable; provided, however, if a Final Order (as hereinafter defined) of the Bankruptcy Court is not obtained on or before March 15, 2011, or such later date to which the Parties may agree, Purchaser may terminate the Transactions and Seller shall promptly return the Purchaser Deposit without offset or reduction.

This Agreement shall be subject to entry of a Final Order of the Bankruptcy Court (“the Final Order” or “the Sale Order”) approving the (i) Sale Motion, (ii) this Agreement, (iii) the sale of the Assets to Purchaser free and clear of all liens, claims, interests, and encumbrances, in the form and substance approved by Purchaser, (iv) finding that the Seller and Purchaser are acting in good faith and the Transaction is in good faith for purposes of Section 363(m) of the Bankruptcy Code; (v) the assumption and assignment of the executory contracts and unexpired leases that may be designated by Purchaser; and (vi) waiving the fourteen (14) day stay under Rule 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure and making such Sale Order effective and enforceable immediately. As a condition to Purchaser’s obligations hereunder, the Bankruptcy Court shall have entered a Final Order approving the sale in a form and substance acceptable to Purchaser, as to which no appeals or motions for rehearing are pending and as to which no stay is issued and the time for filing same has expired; provided, however, if an appeal or motion for rehearing is pending, Purchaser may waive the requirement for a Final Order and close the Transaction provided there is no stay of the effects of such Final Order. For purposes hereof, the Motion seeking entry of the Interim Order may also be the same motion as the Sale Motion, and the Interim Order and the Final Order may be contained in the same order of the Court, however, the Interim Order must be timely entered by the deadline set forth hereinabove. The term and provisions of any Plan of Reorganization (“the Plan”) filed by Seller if filed before a sale to Purchaser is final are subject to the approval of the Purchaser and must incorporate the terms and provisions in the LOI and in this Agreement. Entry of the Sale Order is a condition precedent to closing of the Transaction.

7.5. Purchaser Protection Provisions.  As a condition to Purchaser’s participation in the Transactions, Seller shall provide Purchaser, subject to Bankruptcy Court approval, the following Purchaser Protections (collectively, “the Purchaser Protection Provisions”):

(a) Interim Order Approving Purchaser Protection Provisions and Letter Agreement. Pursuant to the terms of the Letter of Intent, on January 24, 2011, Seller filed an expedited motion with the Bankruptcy Court under Rule 9013 of the Federal Rules of Bankruptcy Procedure and Section 363 of the Bankruptcy Code, seeking approval, among other things, of (i) the Purchaser Protection Provisions, and (ii) the Letter of Intent. Seller shall use its best efforts to obtain as soon as reasonably practicable an Interim Order Approving Purchaser Protection Provisions, which order may be included in the order approving bid procedures and the Letter of Intent, in form and substance satisfactory to Purchaser (“the Interim Order”). If the Interim Order is not obtained by January 28, 2011 Purchaser may terminate the Transaction, and Seller shall promptly return the Purchaser Deposit without offset or reduction.

(b) Reimbursement of Purchaser’s Expenses. Seller hereby acknowledges and agrees that Purchaser has incurred and will continue to incur substantial expenses, including the fees and expenses of legal counsel and financial advisors in connection with investigating the business and operation of Seller, and negotiating and preparing various documentation, including, without limitation, the Letter of Intent, the Asset Purchase Agreement, the pleadings seeking Court approval of the sale and the closing documents (“the Reimbursable Expenses”).  In recognition of such expenditures and to induce Purchaser to continue to incur such expenses, Seller shall pay Purchaser up to $50,000.00 in Reimbursable Expenses in the event (i) the Transaction is not consummated for any reason other than a material default by Purchaser of its obligations under this Agreement, or (ii) if Purchaser determines not to consummate the Transaction because of the failure of a condition precedent in this Agreement.  The Reimbursable Expenses shall be paid to Purchaser upon presentation to Seller of an accounting of such expenses.

(c) Termination Fee.  Seller agrees that, in the event of a termination of the Transaction as a result of a material default by Seller, Seller shall, upon demand, pay to Purchaser a termination fee in the amount of $80,000.00 (“the Termination Fee”) in addition to payment to Purchaser of the Reimbursable Expenses, and Seller shall promptly return the Purchaser Deposit without offset or reduction.

(d) Break-Up Fee.  In addition to payment of the Reimbursable Expenses or Termination Fee, Seller shall pay Purchaser, if Purchaser is prepared to consummate the Transaction outlined herein, $80,000.00 (“the Break-Up Fee”) in cash as compensation for the time incurred and value to Seller in the event the Assets are sold to any other entity under §363 of the Bankruptcy Code or any plan is confirmed in the Bankruptcy Case (as hereinafter defined) which does not involve Purchaser or does not provide for Purchaser to be the acquiring entity for the Assets or the Seller’s business and Seller shall promptly return the Purchaser Deposit without offset or reduction.

(e) Only Single Fee Recovery; Reservation of Equitable Rights and Remedies.  In no event shall Seller be liable for both the Break-Up Fee and Termination Fee.  The payment of the Reimbursable Expenses, Termination Fee, and the Break-Up Fee shall not in any way limit any of Purchaser’s equitable rights or remedies against Seller, and Purchaser reserves such rights and the right to pursue its remedies in equity against Seller or any other third party.

(f) Overbid.  Subject to the terms of the Interim Order, the Bankruptcy Court shall not approve, and Seller shall not support, any transfer of the Assets, so long as Purchaser is prepared to consummate the Transaction, unless such other transaction provides a Purchase Price of at least $200,000 above the cash Purchase Price set forth herein, and includes the retention of the 50% of the accounts by Seller, and provides for payment to Purchaser of the amounts described in (b-e) above.  Accordingly, the initial overbid amount shall be $1,000,000.00 plus 50% of the Accounts.  Such payment owing to Purchaser described herein shall be granted administrative expense priority in Seller’s estate’

(g) Administrative Expense Status.  The Reimbursable Expenses and Termination Fee or Break-Up Fee (as applicable) shall constitute first priority administrative expenses of Seller pursuant to §503 of the Bankruptcy Code, shall be secured by a valid and enforceable senior lien on all of Seller’s assets, and shall be paid by Seller upon closing of an alternative transaction or upon entry of further order of the Bankruptcy Court directing payment of same in the event a sale is not concluded.

(h) Auction. Any auction procedures proposed by Seller shall be mutually agreeable to Purchaser, including the time and date of any auction, the required qualifications of any Qualified Bidders, and the bidding increment, with a minimum bid for the Assets as set forth in the Interim Order.  For purposes of any auction, Purchaser shall automatically be deemed a qualified bidder.

7.6. Best Efforts.  Seller will use its best efforts to cause the conditions in Section 4.4 to be satisfied and to ensure that all of Seller’s representations and warranties remain true and correct through the Closing Date.

7.7. Notification.  Between the Effective Date of this Agreement and the Closing Date, Seller will promptly notify Purchaser in writing if Seller becomes aware of any fact or condition that causes or constitutes a material breach of any of Seller’s representations and warranties as of the date of this Agreement or the occurrence after the Effective Date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition.  During the same period, Seller will promptly notify Purchaser of the occurrence of any material breach of any covenant of Seller in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 4 impossible or unlikely.  Notwithstanding anything to the contrary herein: (i) Seller shall have the right to amend any of the Schedules relating to any representations and warranties of Seller until the close of business five (5) Business Days following the Effective Date of this Agreement; (ii) Seller shall have the right to amend Schedule 5.7(a) to the extent necessary to respond to any amendments by Purchaser to the Schedules identified in Section 7.9; (iii) Purchaser shall have the right to amend any of the Schedules contemplated by Section 7.9 within the time periods specified in Section 7.9; and (iv) Purchaser shall have the right to amend Schedule 7.10 until the close of business on the tenth (10th) day preceding the Closing Date.  Purchaser agrees that Seller shall have the right to supplement any of the Schedules until one (1) Business Day immediately preceding the date of the hearing on the Sale Motion.

7.8. Name Change.  Subject to applicable State and Federal laws and if feasible, within ten (10) days following the Closing, Seller shall file with the appropriate office of the state of its formation and with any other state in which it has registered to do business an amendment to Seller’s Governance Documents, and any required amendments to any registrations in other states, changing the name of Seller to a name that does not include the letters, word or the phrase “ICOP” and shall seek entry of an order changing the caption of the Bankruptcy Case to delete the word ICOP or any derivative thereof.

7.9. Assumed and Assigned Contracts.

(a) Subject to the approval of the Bankruptcy Court and pursuant to the Sale Order, the Assumed Contracts will be assumed by Seller and sold and assigned to Purchaser free and clear of all Encumbrances (except for the Assumed Liabilities) on the Closing Date under Sections 363(f), 365(a) and 365(b) of the Bankruptcy Code.  Seller shall promptly notify Purchaser of any Contracts which could reasonably be expected to be an Assumed Contract or a Restricted Contract entered into by Seller between the date of this Agreement and the Closing Date.  Until the Closing Date, Purchaser shall update any applicable Schedules  reflecting any additional Contracts that should be removed or identified thereon as Assumed Contracts or Excluded Contracts, as the case may be.

(b) Up to March 4,  2011, if Purchaser or Seller discovers a Contract relating primarily to the Assets which Purchaser in good faith believes should have been treated as an Assumed Contract hereunder and for which Purchaser had not been given reasonable opportunity prior to Closing to review and include such Contract as an Assumed Contract and if such Contract has not been otherwise assigned to a third party after the Closing, Purchaser and Seller shall take such action and execute such agreements as may be appropriate to effect Purchaser’s assumption and Seller’s assignment of such Contract and the Schedules, as applicable, shall be updated to reflect the addition of such Contract.

7.10. Back-up Data and Software.  Unless an Excluded Asset and limited solely to the Assets purchased by Purchaser, Seller shall make back-up copies of all contents, information and data used in or related to the Assets, including without limitation, all computer software, source code, production processes and techniques, technical and engineering data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, artwork and graphics that are located on any server or computer identified by Purchaser and listed on Schedule 7.10  owned or utilized by Seller.  Seller shall make such back up copies no later than seven (7) Business Days prior to Closing, provided that Seller shall make such back up copies with respect to the computers listed on Schedule 7.10 within seven (7) days of Purchaser’s final identification of such computers in accordance with this Section 7.10.  Seller shall deliver such back-up copies to Purchaser on or prior to the Closing Date.

7.11. Assets Insured.  All Assets shall be insured through the Closing Date as in effect immediately prior to the date of this Agreement.

7.12. Seller’s Employees.  Prior to the Closing, Seller agrees to cooperate and assist with the introduction of current or former employees of Seller, the substantial portion of whose time and services may relate to the Assets or Business. Seller shall provide Purchaser a list of all such employees of Seller, specifying, in reasonable detail, the names, titles, salary, benefits of such employees and such other information reasonably requested by Purchaser.  Nothing herein shall obligate Purchaser to employ any of such employees and, to the extent Purchaser seeks to employ such individuals, if any, Purchaser shall not assume any responsibility for payroll, compensation, commission or any pension or retirement obligations or any vacation obligations accumulated or earned prior to the Closing Date.  To the knowledge of Seller, Seller has no agreement with any employee that would preclude such employee from accepting employment with Purchaser.

7.13. Access for Inspections and Due Diligence.  Seller will, until the earlier of the Closing Date or the termination of this Agreement, provide Purchaser with access, during regular business hours and upon prior notice, to the Assets, Seller’s Premises, and all information and documentation in Seller’s possession related to the Assets reasonably requested by Purchaser or Purchaser’s counsel for inspections and due diligence purposes (“the Inspection Period”).  For purposes hereof, “Inspection Period” shall mean the period from the date of Letter of Intent through and including the later of (i) the thirtieth (30th) day after execution of the Letter of Intent, or (ii) twenty (20) days after entry of the Interim Order in the Bankruptcy Case.  Representatives of, and attorneys and auditors for, Purchaser shall conduct a due diligence review of the business activities of Seller, including all management matters, all financial, accounting and business records, all contracts and other legal documents (“the Due Diligence Review”).  All officers, directors, managers and employees of Seller shall cooperate fully in respect of the Due Diligence Review.  Seller shall provide Purchaser with all financial and other information reasonably requested by it.  Purchaser may terminate this Agreement at any time during the Inspection Period and shall receive a full refund of the Purchaser Deposit.

7.14. Covenant Not to Compete, Solicit or Disparage.

(a) Seller acknowledges and agrees that it (i) will receive a significant financial benefit from the consummation of the Transactions contemplated by this Agreement, (ii) that the nature of the activities restricted and the duration and scope of such restrictions, all as set forth in Sections b, c and d hereof, are reasonable in view of the nature of the Business and the Assets being sold (as defined in the Agreement) and the Purchaser’s need to protect the goodwill of the Business and the Assets and, (iii) represents and warrants to the Purchaser that the enforcement against Seller of the restrictions contained in Sections b, c, and d hereof would not be unduly burdensome on Seller, and (iv) that the restrictions contained in Sections b, c, and d are necessary in order to induce the Purchaser to consummate the Transaction, and (v)  that in the event of a breach or threatened breach of this Section 7.14, the aggrieved Party shall suffer irreparable harm and shall therefore be entitled to injunctive relief to enforce the provisions of  Section b, c and d hereof without the necessity of posting a bond or other security, as well as to any other remedies available to it at law or in equity.

(b) For a period of three (3) years from and after the Closing Date, neither Seller nor any of its Affiliates, other than as independent contractor or consultant of the Purchaser or Safety Vision, LLC, will, directly or indirectly engage in, own, manage, consult with, operate, join, control, participate in, or finance the ownership, management, operation, or control of, or be connected in any manner with or in any activity that in any manner competes with, directly or indirectly, or is substantially similar to the Business within the Prohibited Territory.  For purposes of this Section 7.14, the term “Prohibited Territory” shall mean within the United States of America. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be prohibited from owning less than one percent of the securities of any competitor of Safety Vision, LLC or the Purchaser, if such securities are publicly traded on a nationally recognized stock exchange or over-the-counter market.

(c) For a period of three (3) years from and after the Closing Date, Seller, for itself and on behalf of its Affiliates, other than as an independent contractor or consultant of the Purchaser Safety Vision, LLC, will not, directly or indirectly:

(1)
Solicit the business of or do business with, or endeavor on its own behalf or on behalf of any individual or entity to do business with, any person who is a customer of Seller on the date hereof or on the Closing Date with respect to the products or services provided by Seller as of the Closing Date or within the previous two (2) years preceding the closing Date;

(2)
Encourage, induce, or attempt to induce any customer, supplier, licensee, licensor,  employee, consultant, or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Seller; or

(d) After the Closing, Seller shall not make, and shall use reasonable efforts to ensure that none of its representatives, employees, agents or independent contractors make, any disparaging statements, either orally or in writing, about ICOP Digital, Inc. or any of the businesses, officers, managers, employees, or agents of Seller.

Article 8
TERMINATION

8.1 Termination.  Notwithstanding the terms of this Agreement, if the Closing has not occurred on or before March 31, 2011, Purchaser may terminate this Agreement on written notice to Seller.  No such termination shall be permitted by Purchaser if Purchaser is in material breach of this Agreement at the time of termination.  In addition, subject to Section 8.2, this Agreement may be terminated:

(a) by mutual written consent of Purchaser and Seller;

(b) by Purchaser upon written notice given before or at the Closing if Seller has committed a material breach of any provision of this Agreement and Purchaser has not waived such breach; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(b),  Purchaser will notify Seller of such breach and give Seller five (5) days to cure such breach;

(c) by Seller upon written notice given before or at the Closing if Purchaser has committed a material breach of any provision of this Agreement and Seller has not waived such breach; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(c), Seller will notify Purchaser of such breach and give Purchaser five (5) days to cure such breach;

(d) by Purchaser upon written notice given before or at the Closing if it is or becomes impossible to satisfy any condition in Sections 4.2, 4.4, 4.5, 7.4, 7.5 and 7.13 (other than through Purchaser’s failure to comply with its obligations under this Agreement) and Purchaser has not waived such condition;

(e) by Purchaser upon written notice, given no later than the day immediately before the hearing with respect to the Sale Order, if the results of Purchaser’s due diligence investigations during the Inspection Period (as set forth in 7.13) are not satisfactory to Purchaser, in its sole discretion; and

(f) By Seller or Purchaser, if the Bankruptcy Court approves a competitive bid or proposal to purchase the Assets or any part thereof from a third party (other than Purchaser), which proposal has a value greater than the Purchase Price, the Assumed Liabilities and the Break-Up Fee, Termination Fee and Reimbursable Expenses, and is accompanied by satisfactory evidence of committed financing or other ability to perform.

8.2 Effect of Termination.  Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies except as set forth in Section 3.1 (c).   If this Agreement is terminated pursuant to Section 8.1, then all obligations of the parties under this Agreement will terminate, except that the obligations in Sections 3.1 (c) and 7.5 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party the terminating party’s right to pursue all legal and equitable remedies will survive such termination unimpaired.

Article 9
MISCELLANEOUS

9.1. Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that: (i) Purchaser may, without the consent of any Seller, assign all such rights to any lender as collateral security and/or assign all such rights and obligations to a wholly-owned subsidiary of Purchaser or an Affiliate of Purchaser; and (ii) Purchaser may (x) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates and (y) designate one (1) or more of its Affiliates to perform its obligations hereunder.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

9.2. Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by telecopy, electronic or digital transmission method; (iii) the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and (iv) upon receipt, if sent by certified mail, return receipt requested.  In each case, notice shall be sent to:

If to any Seller, addressed to:	ICOP Digital, Inc.
15621 W. 87th Street, Box 355
Lenexa, KS 66219
Attn: David Owen, Chairman/CEO

With a copy to:	Joanne B. Stutz
Evans & Mullinix, PA
7225 Renner Road
Shawnee, KS 66217
(913) 962-8701 (Fax)

If to Purchaser, addressed to:	New ICOP, LLC
6100 West Sam Houston Parkway North
Houston, Texas 77041
Attn: Bruce Smith

With a copy to:	Trent L. Rosenthal
1300 Post Oak Boulevard, 25th Floor
Houston, Texas 77056
(713) 960-1527 (Fax)

or to such other place and with such other copies as any party may designate as to such party by written notice to the others.

9.3. Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Kansas, except with respect to its conflicts of law provisions.

9.4. Entire Agreement; Amendments and Waivers.  Except as herein provided, this Agreement, together with all exhibits and schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.5. Multiple Counterparts; Execution.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Purchaser and Seller agree that facsimile and electronic signatures of the Agreement and any operative documents shall have the full force and effect of original signatures.

9.6. Expenses.  Except as otherwise specified in this Agreement, each party shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

9.7. Invalidity.  In the event that any one (1) or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.8. Titles.  The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

9.9. Cumulative Remedies.  All rights and remedies of each party are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

9.10. Service of Process; Consent to Jurisdiction.  Each party irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under Kansas law.  Each party irrevocably and unconditionally: (i) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the Bankruptcy Court; (ii) consents to the jurisdiction of such court in any such suit, action or proceeding; and (iii) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in such court.

9.11. Bulk Transfer.  Purchaser and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the transactions contemplated by this Agreement.  Notwithstanding any provision of this Agreement to the contrary, any and all claims, losses, damages, liabilities, costs and expenses incurred by Purchaser or Seller or any of their respective Affiliates as a result of any failure to comply with any such bulk transfer provisions shall be borne by the party against which such claims, losses, damages, liabilities, costs and expenses have been claimed or assessed.

9.12. Time Computation.  Time is of the essence and all time periods set forth in this Agreement are material provisions hereof.  All time periods set forth in this Agreement shall be computed based on Calendar Days, unless Business Days are expressly prescribed.  In computing any period of time prescribed or permitted by this Agreement, the day of the act or event from which the designated period of time begins to run shall not be included, but the last day of the period so computed shall be included.  Whenever this Agreement prescribes or permits an act to be done or a notice to be given, such act must be completed and/or such notice must be given not later than 5:00 p.m. (Central Standard Time) on the last day of the period provided for performing the act or giving the notice.

(Remainder of page blank.  Execution pages follow.)

            IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Effective Date set forth above.

SELLER:

ICOP Digital, Inc.,
a Colorado corporation and Debtor-in- Possession in a Chapter 11 Case pending in the United States Bankruptcy Court for the District of Kansas, Case No. 11-20140-11-rdb

By: /s/ David C. Owen
David C. Owen, Chairman/CEO

(Remainder of page blank. Purchaser’s execution continues on the following page.)

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Effective Date set forth above.

PURCHASER:

New ICOP, LLC
a Texas limited liability company

By: /s/ Bruce Smith
Bruce Smith, President

Schedule 2.1(a)(1)

SCHEDULED TANGIBLE PERSONAL PROPERTY

All of the tangible personal property presently located at Seller’s current locations per Schedule 5.19, exclusive of any and all assets set forth in Section 2.2 of the Asset Purchase Agreement and on Schedules 2.2(f) and 2.2(j).

Schedule 2.1(a)(2)

ASSUMED PERSONAL PROPERTY LEASES

None.

Schedule 2.1(a)(3)

VEHICLES

Demonstration Automobiles

2004 Honda Motorcycle
2003 Ford SD
2006 Ford 500
2007 Chevrolet Tahoe
2007 Ford Crown Victoria
2007 Mitsubishi
2008 Trailer

Schedule 2.1(b)

INVENTORY

See Attached List, dated as of Closing.

Schedule 2.1(d)(1)

PATENTS

See List attached to Schedule 2.1(d) (1), including the following:

Issued Patent: United States Patent Number 7680947 entitled “System and Method for Collaborating Emergency Response Efforts Through Multimedia Data Dissemination” and issued on March 16, 2010, to David Henry Nicholl, Laura Ellen Owen, and Jan Carl Bilinski and all inventions which are the subject thereof.;

Issued Patent: United States Patent Number 7801364 entitled “Multi-media Apparatus With JPEG 2000 Compression and Autofocus” and issued on September 21, 2010, to Randall Lee Urban, David Carroll Owen and Steven Hathaway and all inventions which are the subject thereof.;

Patent Application:   U.S. Patent Application No. 10/926,721, Publication No. US 2005-0083404, entitled “Data Acquisition and Display System and Method of Operating the Same” (and the inventions which are the subject thereof), filed on August 26, 2004, stating the first-named inventor thereof as Keith E. Pierce, Stilwell, KS;

Patent Application:   U.S. Patent Application No. 10/971,918, Publication No. US 2005-0243171, entitled “Data Acquisition and Display System and Method of Establishing Chain of Custody” (and the inventions which are the subject thereof), filed on October 22, 2004, stating the first-named inventor thereof as Charles A. Ross, Sr., Overland Park, KS;

Patent Application:   U.S. Patent Application No. 11/852,328, Publication No. US 2008-0061991, entitled “System and Method for Remote Audio/Video Capture of Weapon Use” (and the inventions which are the subject thereof), filed on September 10, 2007, stating the first-named inventor thereof as Randall Lee Urban, Louisburg, KS;

Patent Application:   U.S. Patent Application No. 11/781,272, Publication No. US 2009-0027499, entitled “Portable Multi-media Surveillance Device and Method for Delivering Surveilled Information” (and the inventions which are the subject thereof), filed on July 23, 2007, stating the first-named inventor thereof as David Henry Nicholl, Kansas City, MO;

Schedule 2.1(d)(2)

PATENT LICENSES

None.

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Schedule 2.1(d)(3)

TRADEMARKS

See List attached to Schedule 2.1(d)(1), including the following

Unregistered Marks

ICOP GUARDIAN JP2K-40
ICOP Digital
ICOP LIVE
ICOP 20/20 VISION
ICOP SOLUTION
ICOP EXTREME
ICOP iVAULT MMS
ICOP MODEL 4000
ICOP iVault
ICOP Live Platform
ICOP Model 20/20 Live
ICOP Guardian Live
ICOP GUARDIAN
ICOP DVMS
ICOP ADPS

  Registered Marks                                                                 Registration/Application No.                                                                    Registration Date

ICOP	3060613	February 21, 2006
(Filing Date, July 8, 2002)

ICOP DIGITAL	3060612	February 21, 2006
(Filing Date, July 8, 2002)

ICOP DIGITAL	3059261	February 14, 2006
(Filing Date, July 8, 2002)

ICOP MODEL 20/20	3191258	January 2, 2007
(Filing Date, March 23, 2005)

ICOP IN-FOCUS	3656818	July 21, 2009
(Filing Date, July 7, 2008)

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Schedule 2.1(d)(4)

COPYRIGHTS

There are no registered Copyrights.  All written and printed materials, including but not limited to images, illustrations, audio clips and video clips, as displayed on its web page and other marketing and promotional brochures and as has been used, owned or controlled by Seller in its business prior to the date of this Agreement.  Also, see List attached hereto.

Schedule 2.1(d)(6)

SOFTWARE

All software currently in use at Seller's premises, exclusive of Seller’s accounting software.

Schedule 2.1(d)(8)

INTERNET WEBSITES / DOMAIN NAMES

Domain Name	Registrar	Expires On:
ICOPDIGITAL.NET	GoDaddy.com	7/18/2011
ICOPDIGITAL.ORG	GoDaddy.com	7/18/2011
ICOPLIVE.COM	GoDaddy.com	4/20/2012
ICOP.COM	GoDaddy.com	10/15/2012
ICOPLIVE.US	GoDaddy.com	4/23/2013
ICOPLIVE.MOBI	GoDaddy.com	4/24/2013
ICOPLIVE.NET	GoDaddy.com	4/24/2013
ICOPDIGITAL.COM	GoDaddy.com	5/3/2014
ICOPSHARE.COM	Dreamhost.com	2/28/2012

Schedule 2.1(d)(9)

OTHER LICENSES

Pursuant to Paragraph 2.1 (d) (9) , Seller discloses the following:

Conexant:  Seller’s current product line  uses Trident Capture drivers (company no longer exists), and now Conexant Capture Drivers.

Showlei Associates, Inc.:  Chip manufacturer.  The algorithm for ICOP DVRs is licensed pursuant to a Software Decode License Agreement.

Tietech Co, LTD:  A license to ICOP for a small part of the DVRs produced by Tietech as defined in the Tietech Development and Manufacturing Agreement.

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TriSquare Communications (Hong Kong) Co., Ltd.: Seller licenses technology pursuant to a Memorandum of Understanding.

Gnu Public License:  Seller uses some code under the Gnu Public License (free) for avi-export (ffmpeg), network throughput graphing

Microsoft: Seller distributes Windows Media Encoder (free) pursuant to an agreement with Microsoft to do so.  Seller also distributes MS SQL Express (free) with its backend software.

Primera Technology, Inc:  Seller distributes the Primera PTBurn SDK with every automated disc publisher sold, pursuant to a free license from Primera.

Primo Burner:  Seller incorporated a burning engine called Primo Burner into ICOP iVAULT MMS (replacing Nero), subject to a $3,000 annual maintenance/license fee.

Nero:  Seller distributes Nero burning software with every DVMS client installed. This is purchased from Nero on a per-seat basis.

Schedule 2.1(m)

ASSIGNED PERMITS

None.

Schedule 2.1(n)

SCHEDULED CONTRACTS

None.

Schedule 2.2(d)(1)

EXCLUDED CLAIMS

Those claims identified as excluded in Section 2.1(o) of the Asset Purchase Agreement.

Schedule 2.2(d)(2)

PREPAID ITEMS

None, with the exception of the portion of the 2011 personal property taxes owed to the Johnson County, Kansas, Treasurer, which arose prior to the Closing Date and which are allocated in accordance with Section 3.4 of the Asset Purchase Agreement.

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Schedule 2.2(f)

EXCLUDED REAL PROPERTY AND REAL PROPERTY LEASES

Excluded Real Property:

All including approximately 11.64 acres at the Northeast corner of College & Renner, Lenexa, Kansas, the legal description for which is attached hereto.

Excluded Real Property Leases:

All, including the two (2) office leases for Lenexa, KS locations listed in Schedule 5.19.

Schedule 2.2(j)

EXCLUDED CONTRACTS

None.

Schedule 3.3

ALLOCATION OF PURCHASE PRICE

To be provided by Purchaser no less than five (5) days prior to the Closing Date.

Schedule 5.7(a)

CURE AMOUNTS FOR ASSUMED CONTRACTS

Not applicable as Purchaser is not assuming any contracts.

Schedule 5.7(b)

DEFAULTS UNDER ASSUMED CONTRACTS

Not applicable as Purchaser is not assuming any contracts.

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Schedule 5.8

PERMITS

To the extent transferable, any and all federal, state and local Permits currently in the name of Seller that relate to or are necessary for the operation of Seller’s business.

Schedule 5.11

LITIGATION

To Seller’s knowledge, there is no pending Litigation, other than the pending Chapter 11 Bankruptcy Proceedings, under which this APA has been entered into.

Schedule 5.16(ii)

REJECTED CONTRACTS
(See Section 5.16)

To the extent the following are or can be considered executory contracts:

Conexant: The 20/20 VISION product uses Trident Capture drivers (company no longer exists), and now Conexant Capture Drivers.

Tietech Co,, LTD:  Tietech provides a license to ICOP as defined in the Tietech Development and Manufacturing Agreement.

TriSquare Communications (Hong Kong) Co., Ltd.: Seller licenses technology pursuant to a Memorandum of Understanding.

Gnu Public License:  Seller uses some code under the Gnu Public License (free) for avi-export (ffmpeg), network throughput graphing

Microsoft: Seller distributes Windows Media Encoder (free) pursuant to an agreement with Microsoft to do so.  Seller also distributes MS SQL Express (free) with its backend software.

Primera Technology, Inc:  Seller distributes the Primera PTBurn SDK with every automated disc publisher sold, pursuant to a free license from Primera.

Primo Burner:  Seller incorporated a burning engine called Primo Burner into ICOP iVAULT MMS (replacing Nero), for which there is an annual maintenance/license fee.

Nero:  Seller distributes Nero burning software with every DVMS client installed. This is purchased on a per-seat basis.

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Schedule 5.19

LOCATION OF ASSETS

1. 16801 W. 116th Street, Lenexa, KS  66219

2. Inventory:  Meritex/Lenexa Executive Park, 17501 West 98th Street, #38-38, Lenexa, KS

3. Tooling (to be updated by Seller)::

Tietech Co,, LTD:  Entire main DVR unit, entire JBOX, MAIN A and B cables, Drive Module Plastic Case and flex circuit, Camera--both MCAM1 and MCAM2 in entirety

Sorbothane, Inc.:  Bumpers for Drive Module currently made at Tietech, however, next order should come from Sorbothane.

Vista Manufacturing:  DVR Brackets and Camera Mounting Brackets made at Vista Manufacturing, and also the metal cover for the ICOP 20/20 VISION units and cases for ICOP WC-2000 are manufactured by Vista Manufacturing (folded sheet metal).

Protomold:  Makes the plastics for the ICOP 20/20 VISION faceplate.

DCI: The boards for the ICOP 20/20 VISION faceplate are made at DCI.

Eurotech:  Building the final build of custom 'Vulcan Board' for ICOP WC-2000 (wireless upload device), and they are also making another board in the WC-2000.

Schedule 7.10

DESIGNATED COMPUTERS

All computer hardware currently in use at Seller's premises, exclusive of the assets set forth in Section 2.2 of the Asset Purchase Agreement and on Schedules 2.2(f) and 2.2(j).

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